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                                                                  EXHIBIT 10.9



                            RICHMOND INVESTMENTS LTD.

11 October 2000

Playstar Wyoming Holdings Corp.
Suite 200
5050 Dufferin Street
Toronto, Ontario
M3H 5T5

Attn:  Richard Levenstein
       Howard Mann

SUBJECT TO CONTRACT:

Dear Richard and Howard

Re:  Internet Gaming - Revised Letter Of Intent

Thank you very much for taking the time to visit us in Toronto, September 13th, 2000.

Further to our meeting and subsequent to our proposed letter of intent, dated September 13th 2000, please see below our revised proposal, which we hope will form the basic tenets of a deal, prior to both parties signing a formal licensee/licensor contract. We acknowledge that The Parties agree to enter into a definitive agreement ("The Agreement") to reflect the intent contained in this letter as soon as possible after execution of this document.

We also recognise the need for the selection of a multi-lingual customer support team to drive it through to completion and we welcome the opportunity to further discuss this particular issue.

Objective:

To develop and operate a world-class multi-entertainment internet casino and sportsbook, hereinafter referred to as `the Project'.

Role of MagiCorp (acting as consultants) "Licensee":

MagiCorp shall be responsible for marketing all aspects (both online and offline) of the development and on-going operation of the Project, including but not limited to: design, strategic planning, advertising campaigns, affiliate programmes, customer reward programmes. All MagiCorp and other direct costs of marketing the Project will be an expense of the operation of the Project.



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Role of Playstar "Licensor":

Playstar shall be responsible for:

         Supply of all casino software licenses to MagiCorp

         7 games initially shall be provided to MagiCorp including: Video Poker, Slots, Caribbean Stud, Blackjack, Roulette, 4 line Video Poker, Let It Ride Poker as part of the basic package. An additional 8 games will be supplied, as per Magicorp's choice, at no extra cost provided MagiCorp receive them in "as is" condition. Any games that require customisation will be at a cost of either a) minimal customisation @ US $2,000 per game or b) major customisation @ a price to be agreed on at that time, but not exceeding US $10,000.

         "Reach For The Stars" progressive slots to be supplied as part of the basic package.

         Of the additional 8 games to be supplied: Playstar will provide their best efforts to supply, 3 new games every 60 days, however not exceeding 90 days, (two industry standard games and one exclusive game). MagiCorp reserves the right to request the first 8 games, in accordance with Playstar's critical path.

         E-Commerce set up

         Implementation and on-going technical and operational support for licensee.

         Operational and technical training for licensee.

         Basic player technical support

         Basic operating casino website development

         The supply of a fully operational internet casino in the English language, with the initial 7 games, as part of the basic package. Thereafter, in the following languages, at a cost of US$2,500 (per language, per casino including but not limited to, on-screen text, help files, FAQ's: Chinese (Mandarin, and Cantonese), Japanese, Spanish, Arabic, French, Hebrew, and Portuguese. Thereafter @ the rate of US$500 per language, per casino.

         Customer support in the aforementioned languages to be supplied. MagiCorp will pay a fee of CDN $1,500 per month, for each language supplied (Chinese being two languages).

         Back end and cash management systems to be further discussed.

         Initial internet marketing support to be further discussed.

         Sportsbook to be further discussed, however it is acknowledged that Playstar will make their best efforts to supply this as part of the basic package, by the early part of the year 2001.

Languages:

It is acknowledged by both Parties that multi-lingual audio translation software costs and adjustments, are to be discussed and agreed upon on a language per language basis. It is further acknowledged that a reasonable development time is required to develop each "new language casino", however, Playstar will provide their best efforts to fulfil all language requirements in a reasonable time period.



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Delivery Date:

Playstar shall deliver to MagiCorp a fully operation casino, in good working order within 8 (eight) weeks upon signing a licensee/licensor contract. It is understood that all games would have completed their beta-testing procedures upon delivery.

Other services to be provided by both parties:

Both parties shall, in addition to its responsibilities for the Project, mutually assist and support each other and its consultants in the development of the multi-entertainment internet casino in the interest of helping to maximise its overall success.

Fees:

Playstar shall be entitled to receive, in return for the services provided hereunder, and as part of the costs of the Project, an initial fee as set below:

         US $25,000        Upon MagiCorp's completed due diligence procedure and
                           upon signing a full contract.

         US $25,000        Upon delivery of the first casino, which includes the
                           initial 7 games, plus the progressive slots.

         US $25,000        Upon completion of the beta-testing procedure of the
                           first casino and upon good working order, as signed off by MagiCorp.

Playstar shall be entitled to receive, in return for the services provided hereunder, and as part of the costs of the Project, a monthly percentage (%) of revenues as determined below:

         20%               Up to and including revenues of US$500 000

         15%               Revenues of US$501 000+

Warrants:

The parties acknowledge that Playstar is a start up online casino software licensor and that no license agreements have been completed to date and that no working examples exist of Playstar's new software, currently in development. In recognition of this situation and of the consequent risk being assumed by MagiCorp, Richmond Investments Ltd. and their affiliates, Playstar agrees to issue to the licensee (or it's nominees) upon signing of the Agreement, warrants to purchase common shares in Playstar, valid for a period of 5 (five) years from the date of issue, at an exercise price equal to US $0.12, with an aggregate value of U.S. $75,000.

Confidentiality:

Both parties agree to maintain mutual confidentiality with respect to The
Project.



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Penalty Clause:

A penalty clause will be incorporated into the contract should the licensor not fulfil their role as agreed upon.

Your truly,

Richmond Investments Limited
Per:  Michael Wilkings
      Director

The Terms and conditions of this letter agreed to by:


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(Playstar Wyoming Holdings Corporation Ltd.)

(Date):

N.B: MagiCorp Inc. and Checkers Management Limited act as marketing and operations consultants to Richmond Investments Limited, on behalf of a corporation to be formed, for the purposes of creating and establishing multiple online casinos.